Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

XAI MADISON EQUITY PREMIUM INCOME FUND

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares(2)	(1)	457(o)		$	$0.00	0	$0.00
Fees to be Paid	Equity	Preferred Shares(2)	(2)	457(o)			0.00	0	0.00
Fees to be Paid	Other	Subscription Rights(3)	(3)	457(o)			0.00	0	0.00
Fees to be Paid	Other	Unallocated (Universal) Shelf		457(o)		$	$150,000,000.00	0.0001381	$20,715.00

Total Offering Amounts:							$150,000,000.00		20,715.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$20,715.00

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Offering Note(s)

(1)	There is being registered hereunder an indeterminate number of common shares and preferred shares as may be sold, from time to time. Amount estimated pursuant to Rule 457(o) under the Securities Act of 1933, solely for the purpose of determining the registration fee.
(2)	There is being registered hereunder an indeterminate number of common shares and preferred shares as may be sold, from time to time.
(3)	There is being registered hereunder an indeterminate number of subscription rights as may be sold, from time to time, representing rights to purchase common shares and/or preferred shares.